Exhibit 99.1

Biogen Announces Nancy Leaming and Brian Posner to Retire from Board of Directors

CAMBRIDGE, Mass., January 31, 2022— Biogen Inc. (Nasdaq: BIIB) today announced that Nancy Leaming and Brian Posner will retire from Biogen’s Board of Directors, effective at the time of the Company’s 2022 annual meeting of stockholders.

Ms. Leaming, who joined the Biogen Board in 2008, was previously the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance. Mr. Posner, who also joined the Biogen Board in 2008, is a private investor and founder and Managing Partner of Point Rider Group LLC, a boutique consulting and advisory services firm. Ms. Leaming is a member of the Biogen Board’s Audit Committee and Mr. Posner serves as Chair of its Compensation Management and Development Committee.

Stelios Papadopoulos, Ph.D., Chairman of the Biogen Board of Directors, said, “For nearly 15 years, Nancy and Brian have played important roles on our Board, guiding Biogen in its mission of pioneering therapies that make a meaningful difference in the lives of thousands of people worldwide. In particular, Biogen has benefitted from Nancy’s deep experience as a leader in the insurance space and her insights into the healthcare reimbursement and payor market. We have relied on Brian’s significant management and financial expertise, coupled with his commitment to sustainability. We are grateful to Nancy and Brian for their invaluable contributions during their many years of service and wish them both the very best.”

Michel Vounatsos, Biogen’s Chief Executive Officer, said, “I would like to thank Nancy and Brian for the many years of wise counsel they have provided to the Board and our leadership team as Biogen has grown. We wish them both well in the future and are grateful they will remain extended members of the Biogen community.”

Mr. Posner said, “In my 15 years on the Board, Biogen has grown from a biotech in Cambridge to a global company that has pioneered life changing therapies for the most complex devastating neurodegenerative diseases, including the first treatment for spinal muscular atrophy and most recently, the first anti-amyloid beta medicine in Alzheimer’s disease. It has been especially amazing to be part of the journey as Biogen has built one of the industry’s most diversified pipelines in neuroscience and led meaningful initiatives to address the interrelation between climate and health.”

Ms. Leaming said, “It has been an honor to serve on the Biogen Board of Directors alongside a group of exceptionally bright, experienced and highly effective directors. Biogen remains steadfast in its commitment to deliver responsibly and transparently both for shareholders and for patients, and I look forward to following its future progress as it continues on its mission to pioneer and lead in neuroscience in a manner that is beneficial to its many stakeholders.”

About Biogen

As pioneers in neuroscience, Biogen discovers, develops, and delivers worldwide innovative therapies for people living with serious neurological diseases as well as related therapeutic adjacencies. One of the world’s first global biotechnology companies, Biogen was founded in 1978 by Charles Weissmann, Heinz Schaller, Sir Kenneth Murray, and Nobel Prize winners Walter Gilbert and Phillip Sharp. Today, Biogen has a leading portfolio of medicines to treat multiple sclerosis, has introduced the first approved treatment for spinal muscular atrophy, and is providing the first and only approved treatment to address a defining pathology of Alzheimer’s disease. Biogen is also commercializing biosimilars and focusing on advancing the industry’s most diversified pipeline in neuroscience that will transform the standard of care for patients in several areas of high unmet need.

In 2020, Biogen launched a bold 20-year, $250 million initiative to address the deeply interrelated issues of climate, health, and equity. Healthy Climate, Healthy Lives™ aims to eliminate fossil fuels across the company’s operations, build collaborations with renowned institutions to advance the science to improve human health outcomes, and support underserved communities.

The company routinely posts information that may be important to investors on its website at www.biogen.com. To learn more, please visit www.biogen.com and follow Biogen on social media – Twitter, LinkedIn, Facebook, YouTube.

Biogen Safe Harbor

This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about the treatment of Alzheimer’s disease and spinal muscular atrophy; clinical development programs, clinical trials and data readouts and presentations; and risks and uncertainties associated with drug development and commercialization. These statements may be identified by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “potential,” “will,” “would” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or the scientific data presented.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including without limitation unexpected concerns that may arise from additional data, analysis or results obtained during clinical trials; the occurrence of adverse safety events; risks of unexpected costs or delays; the risk of other unexpected hurdles; failure to protect and enforce Biogen’s data, intellectual property and other proprietary rights and uncertainties relating to intellectual property claims and challenges; risks associated with current and potential future healthcare reforms; product liability claims; third party collaboration risks; and the direct and indirect impacts of the ongoing COVID-19 pandemic on Biogen’s business, results of operations and financial condition. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Biogen’s expectations in any forward-looking statement. Investors should consider this cautionary statement as well as the risk factors identified in Biogen’s most recent annual or quarterly report and in other reports Biogen has filed with the U.S. Securities and Exchange Commission. These statements are based on Biogen’s current beliefs and expectations and speak only as of the date of this news release. Biogen does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

MEDIA CONTACT: Biogen Ashleigh Koss + 1 908 205 2572 public.affairs@biogen.com	INVESTOR CONTACT: Biogen Mike Hencke +1 781 464 2442 IR@biogen.com